Exhibit (a)(16)


For further Information on this release, call

Contact:
Francis M. Corby, Jr.          James C. Benjamin       David A. Brukardt
Executive Vice President       V.P. and Controller     Director, Corporate
Finance and Administration     (414) 486-6870          Communication
(414) 486-6518                                         (414) 486-6474


                 HARNISCHFEGER ISSUES LETTER TO GIDDINGS & LEWIS

MILWAUKEE -- MAY 27 -- Harnischfeger Industries, Inc. (NYSE:HPH) sent this letter to Giddings & Lewis (NASDAQ:GIDL) today:

Mr. Marvin L. Isles
Chairman and Chief Executive Officer
Giddings & Lewis, Inc.
P.O. Box 590
142 Doty Street
Fond du Lac, WI  54936-0590

Dear Marv:

As you know, this morning we extended our tender offer for Giddings & Lewis until midnight, Friday. We have come to believe that the board of G&L has placed itself on a course that has already unnecessarily prolonged matters. In this unproductive period, we believe the value of G&L is being placed in serious jeopardy. Indeed, from the G&L filings which we have reviewed, diminution of value has already occurred.

We urge you to bring this matter to a time end. Our price of $19 per share is our best and final offer and represents what we believe is to be the fair value today of Giddings & Lewis.

We ask that your board act responsibly to our offer and waive applicability of the impediments you have placed between our offer and your shareholders. If the "pill" and other impediments are waived we believe the majority of outstanding G&L shares will be tendered to us.

                                       -2-





Marv, I urge you to consider the benefits to your shareholders, customers and employees in accepting our offer. We are prepared to enter into immediate discussions on merger documents and rapidly conclude a transaction which will be beneficial for all. I urge your support.


Best regards,

Jeffery T. Grade
Chairman and Chief Executive Officer

                                      #####

HARNISCHFEGER INDUSTRIES, INC. [NYSE:HPH] IS A GLOBAL COMPANY WITH BUSINESS SEGMENTS INVOLVED IN THE MANUFACTURE AND DISTRIBUTION OF EQUIPMENT FOR UNDERGROUND MINING (JOY MINING MACHINERY), SURFACE MINING (P&H MINING EQUIPMENT), PULP AND PAPERMAKING (BELOIT CORPORATION), AND MATERIAL HANDLING (P&H MATERIAL HANDLING).